Patriot National Bancorp, Inc. News Release

Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

November 17, 2006

Patriot National Bank
Completes Purchase of Manhattan Branch

STAMFORD - November 17, 2006 - Patriot National Bancorp, Inc. (NASDAQ Global Market Cap: PNBK), parent company of Patriot National Bank, today announced that Patriot National Bank has completed its previously disclosed acquisition of a small branch office and related deposits at 45 West End Avenue, New York, New York, from Millennium bcpbank, a national bank headquartered in Newark, New Jersey. The acquisition is in furtherance of Patriot's growth strategy and will allow Patriot to establish additional branches in New York State. Patriot has assumed the outstanding lease and will continue to operate from the branch at 45 West End Avenue.

“This acquisition is an important step in our growth strategy of building from our strength in Fairfield County, said Charles F. Howell, President and Chief Executive Officer of Patriot National Bank. “Patriot currently has loan production offices in Manhattan and Long Island and this acquisition will allow us further branch opportunities in New York. We initially are looking at Westchester County, a natural extension from our Fairfield County, Connecticut base. Future expansion possibilities also include Nassau and Suffolk Counties on Long Island”.

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Patriot National Bancorp, Inc. is the parent of Patriot National Bank, a national bank. As of September 30, 2006, Patriot National Bank had $614 million in assets and $505 million in deposits. The Bank offers a wide range of financial services through its banking offices located in Fairfield County, Connecticut, and loan services through its loan offices in Melville, New York (Long Island) and New York, New York. Patriot National Bancorp Inc.'s common stock trades on the NASDAQ Global Market under the symbol PNBK.

Statements in this release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management's beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management's control, and actual results and performance may differ significantly from those contained in forward-looking statements. A discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot's Annual Report on Form 10-KSB for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006.